EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this 13th day of June, 1997, by and between Intuitive Technology Consultants, Inc., a Georgia Corporation (hereinafter referred to as Employer), having its principle place of business In Atlanta, Georgia, and Scott
A. Schuster, of Flowery Branch, Georgia (hereinafter referred to as Employee,

Whereas, the Employee and Employer desire to set forth in writing their contract with respect to Employee s employment by Employer;

NOW, THEREFORE, In consideration of their mutual promises set forth herein, the parties hereby agree as follows;

1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.    DUTIES AND AUTHORITY.

      a) Employee will occupy the position of President and Chief Executive Officer,(hereinafter referred to as "Positions" or "Assignment" with the Employer and willserve as a Director of the Employer.

      b.) In the position stated in Paragraph 2(a) above, Employee w111 have theresponsibility and authority of President, subject to the control of the Board ofDirectors, and have general supervision, direction and control, as necessary,over the business and affairs of Employer and its Employees as describe inSchedule "A" attached hereto. Employee will be responsible for carrying out allorders and resolutions of the Board of Directors of Employers and such duties asmay from time to time, within the context of Employee s Position, be assigned toEmployee by the Board of Directors. Employee will be subject to a quarterlyperformance review by the Board of Directors.

      c.) Employee agrees to devote his full time, attention and test efforts to theperformance of the duties described hereunder.

3. TERM OF EMPLOYMENT. The term of employment shall begin on the date of thisAgreement, and shall extend for a period of three consecutive years, or until terminated as provided herein.

4. COMPENSATION. Employee will receive, as compensation, during the term hereof, the following:

      a.) A base annual salary (hereinafter referred to as Base Salary) of One HundredSixty Thousand Debars ($160,000.00), with one twenty-fourth (1/24) of the salary payable on the first day and fifteenth day of each month for the term of this Agreement Said Base Salary will be reviewed annually by the Board of Directors of Employer and may, at the sole discretion of the Board of Directors, be increased following the aforementioned review.

       b) An Incentive salary (hereinafter referred to as "Bonus") equal to a minimum of five percent (5%) of the adjusted net profits (hereinafter defined) of the Employer during each fiscal year beginning or ending during the term of this Agreement. Adjusted Net Profits shall be the net profit before federal, state and local income taxes, as determined in accordance with

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accepted accounting practices by an independent accounting firm, employed by
Employer as auditors, and adjusted to exclude:

      i) any incentive salary payments paid pursuant to this Agreement; and

      ii) any contributions to pension and/or profit-sharing plans; and

      iii) any extraordinary gains or losses not caused by the efforts of Employee in his execution of his Position (including, but not limited to, gains or losses on disposition of assets); and

      iv) any refund or deficiency of federal state or local Income taxes paid in a prior year; and;

      v) any provision for federal, state or local income taxes made in prior years which is subsequently determined as unnecessary.

      c) The audit provided by the Independent accounting firm employed by the Employer shall be final and binding upon Employee and Employer.

      d) The Incentive salary shall be paid quarterly, as opposed to annually and paid on the last workday in the month following the end any fiscal quarter (a quarter shall be defined as one fourth (1/4) of the Employers fiscal year and shall include three (3) consecutive months) of Employer, It Employer is meeting the cumulative performance targets as set forward In Schedule "A" of this Agreement, and will be based upon estimated annual adjusted net profit (as defined herein) and if necessary adjusted up of down from quarter to quarter.

      e) For the first and last fiscal years of Employer, ending and beginning, respectively, during the term of this Agreement. the Bonus shall be computed for the proportion of the fiscal year coextensive with this Agreement.

      f) The maximum Bonus payable for any one calendar year shall not exceed two hundred fifty percent of the Base Salary of Employee, unless authorized by the Board of Directors of Employer.

5. MEDICAL, DENTAL, LIFE And OTHER Insurance. It is understood that Employer currently has Medical, Dental and Prescription coverage with Employers HealthInsurance. Insurance coverage for Employee shall be supplied to Employee under theterms and conditions of Employer and paid for by Employer. Should the Board ofDirectors elect to change said insurance(s), Employee will be supplied with coverageequal to or greater than that currently in effect, with all coverage paid for by Employer.Additionally, Employer may, at its sole cost and discretion, implement a "Key Man" Life Insurance policy taken against Employee and naming Employer as beneficiary of saidpolicy.

6. VACATION, SICK AND PERSONAL LEAVE. For the first year of employment, Employee shall be entitled to three weeks of paid vacation, Increasing to four weeks for the second year and four weeks for the third year. The dates for vacation shall be mutually agreed upon by Employee and Employer. Vacation leave must be taken annually or be lost, however, if vacation is not taken for the benefit of the Employer, Employee shall be compensated at his base salary rate for time not taken. Employee shall receive ten (10) Sick/Personal days per calendar year. Unused Sick and Personal/Leave will accrue to a maximum of thirty
(30) days and be retained by Employee to be used at his discretion.

7. EXPENSE REIMBURSEMENT. Employee shall be entitled to reimbursement for all reasonable expenses, including but not limited to, travel and entertainment, lodging and meals,

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incurred by Employee In the performance of Employee s duties. Employee will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses and shall submit original vouchers for expenses for which reimbursement is made.

8.    PERMANENT DISABILITY.

      a) In the event Employee becomes permanently disabled (hereinafter defined) during employment with Employer, Employer may terminate this Agreement by giving thirty (30) days written notice to Employee of Employers intent to terminate, and, unless Employee resumes performance of the duties set forth in Paragraph (2.) above, within five (5) days of the date of notice and continues performance for the remainder of the notice period, this Agreement will terminate at the end of the thirty (30) day period.

      b) Permanently Disabled for the purpose of this Agreement, shall mean the inability, due to physical or mental ill health or any reason beyond the control of Employee, to perform Employee's duties for sixty (60) consecutive days, or for an aggregate of ninety (90) days during any one employment year irrespective of whether such days are consecutive.

      c) Upon termination of employment under Paragraph 8(a) above, Employee will be entitled to any deferred compensation to which the Employee may be entitled. Said compensation shall be paid immediately upon the termination of this Agreement.

9. CONFIDENTIALITY. Employee agrees to keep confidential always, both during his term of employment with the company, and at all times after that, any and all information of which he shall have knowledge from time to time, regardless of how said knowledge Is gained, concerning any and all aspects of the business, personnel, services and products of Employer or any subsidiary of, or affiliate of Employer, and that Employee will not disclose, at any time, except to authorized officers, employees of Employer, or as authorized for the proper discharge of Employee's functions, any such information to any person firm, company or other entity unless and until Employee shall have received from Employer written authorization to do so. Further, Employee agrees not to use any such information at any time, for his own purposes and/or benefit, for the purpose and/or benefit of others, or for any purposes whatsoever not connected directly with and solely for the benefit of the business of Employer or its subsidiaries and/or associated companies.

10. INVENTIONS AND INTELLECTUAL COPYRIGHTS Employee agrees that any invention, discovery, design or Improvement (whether or not patentable or capable of registration, copyright or other protection) in or relating to the business of Employer. its subsidiaries and/or associated companies or associated companies, or in relation to any design or development being undertaken by it or which is otherwise suitable for its business, which Employee makes In the course of his normal or assigned duties during the term of this Agreement, shall be the exclusive property of Employer. Employee further agrees to promptly disclose any suds invention, discovery, design or Improvement to the Board of Directors of Employer or to the person(s) designated by Employer's Board of Directors and to no other person. Employee further agrees to, at Employer's sole request, whether during or after the end of this Agreement, do everything deemed necessary by Employer, to enable Employer or any one designated by Employer, at Employer's sole expense, to obtain letters, patent(s) (including any extensions

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thereto), design, copyright or other protection relating thereto, and that
Employee will assign to employer or anyone designated by Employer, title to any such letter, patent copyright or other protection.

11. OTHER EMPLOYMENT. Employee agrees that, during the term of this Agreement, not to engage in any occupation outside the Employer, nor enter into business on his own behalf without obtaining the prior written consent of Employers Board of Directors. Such consent will not normally be withheld unless the nature and/or extent of the second occupation 15, In the opinion of Employer, prejudicial to the interests of Employer

12.   TERMINATION.

      a) This Agreement may be terminated by Employer by giving ten (10) days written notice to Employee if Employee breaches this Agreement or habitually neglects the duties and obligations to be performed under Paragraphs 2, 9, 10, 11, and 13, or habitually engages In the use of illegal substances or the excessive use of alcohol, or engages in any conduct which is illegal or dishonest which results in damage to the reputation of Employer.

      b) This Agreement may be terminated by Employee, only upon breach by Employer of its responsibilities with regard to funding requirements, fiduciary duties or its obligation under this Agreement, by giving sixty (60) days written notice to Employer. However, should this Agreement be terminated by employee, all benefits to Employee resulting from this Agreement are nullified and Employer will invoke Paragraph 13 of this Agreement in its entirety.

      c) In the event employment is terminated pursuant to Paragraphs 12(a) above, Employee will be entitled to only Base Salary compensation earned prior to the date of termination as provided for in Paragraph 3 of this Agreement, computed pro rata up to and including the date of termination, plus one twelfth (1/12) of one years base salary. Employee shall not receive any incentive salary payment(s) due and payable beyond the date of termination. However, should the Agreement terminated under the provisions of Paragraph 12(b) above, Employee shall receive all compensation due him through the full period of this Agreement In a lump sum payment due on the last date of employment, and additionally, Employee shall be entitled to all Bonus payments as stated herein, through the date of termination of this Agreement

      d) In the event Employer is acquired, Is a non surviving party in a merger, or transfers substantially all of Its assets, this Agreement shall not be terminated and Employer agrees to take all actions necessary to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

13. NON COMPETE. Employee agrees that during the term of his employment and for a period of one (1) year following the expiration date of this Agreement, or termination date of employment, Employee shall not, either directly or indirectly, through any partnership or corporation or personally, solicit, dive", call on, or attempt to call on, any customer of Employer for the purpose of competing with Employer for any business of Employer. This provision shall not limit Employee's ability to earn a living.

14. REMEDY FOR BREACH. In the event of a breach or threatened breach by Employee of any of his obligations under this Agreement, employee acknowledges that Employer will not have an adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be

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available to restrain Employee from the violation of the provisions under
Paragraph 1 3(a) above. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available such breach or threatened breach, including the recovery of damages form Employee. In the event it should become necessary for Employer to litigate its rights pursuant to this Agreement, Employer shall be entitled to an award of reasonable attorney fees, both trial and appellate, should Employer prevail In such action.

15. NOTICES. Any notice provided for in this Agreement shall be given In writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be property addressed to the parties at the if respective addresses:

Employer:
Intuitive Technology Consultants, Ins.
510 South Dixie Highway
West Palm Beach, Florida 33401

Employee:
Scott A Schuster
B204 Germantown Drive
Flowery Branch, GA 30542

or to such other address as either party may later specify by written notice to the other party

16. WAIVER. The waiver by the Employer of any breach of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breech by the Employee.

17. GOVERNING LAW AND VENUE. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Palm Beach County, Florida, shall be the proper venue for any litigation arising out of this Agreement.

18. PARAGRAPH HEADINGS. Paragraph headings are for convenience only and are not Intended to expand or restrict the scope or substance of the provisions of this Agreement.

19. ASSIGNABILITY. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successor and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interest of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

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20.  SEVERABILITY. If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid or unenforceable, the jurisdiction of the Agreement shall remain in full force and effect and shell in no way be impaired.

21. ARBITRATION, Any controversy or claim arising out of, or relating to this Agreement or breach thereon shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

22. PREVAILING PARTY. In the event of litigation arising out of this Agreement, the prevailing party is entitled to receive Costs and reasonable attorney fees resulting from said litigation.

22. ENTIRE AGREEMENT. This sets forth the entire agreement between the parties hereto, and supersedes all prior agreements and understandings, either oral or written. with respect to the subject matter hereof; This Agreement may be changed only by an agreement in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ day of ___________, 1997.

For Employee:__________________    Witness:  ___________________

For Employer:  ________________    Witness:  ___________________

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